Exhibit 99.1

News Release

FMC Technologies Inc 200 East Randolph Drive Chicago, IL 60601

1803 Gears Road Houston, TX 77067

[FMC Technologies logo]

For Release: Immediate

Media	Marvin Brown	(281) 591-4212
	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Acquires Controlling Interest in CDS Engineering

Houston and Chicago, August 25, 2003 – FMC Technologies, Inc. (NYSE: FTI) announced today that it has acquired a 55 percent interest in CDS Engineering and associated assets for approximately $48 million and will acquire the remaining interests in 2009. Headquartered in Arnhem, the Netherlands, CDS Engineering is an industry leader in gas and liquids separation technology and equipment for both onshore and offshore applications and floating production systems.

“CDS Engineering has employed its proven separation technology in numerous surface applications,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer of FMC Technologies. “There is significant growth potential for this technology as it is expanded into subsea processing applications. The combination of our subsea, surface platform and floating production businesses with the processing technology and experience of CDS Engineering will provide customers with comprehensive, integrated completion and processing solutions.”

“We are pleased to combine our business with that of FMC Technologies,” said Dr. Rombout A. Swanborn, Managing Director of CDS Engineering. “With this combination, our industry-leading separation technologies will now have greater access to global markets.”

In 2003, CDS Engineering and associated assets are expected to generate revenue of $27 million. FMC Technologies’ $48 million purchase price, plus its assumption of $2 million of net debt, is 9.0 times the combined 2003 projected EBITDA (earnings before interest, taxes, depreciation, and amortization) of $10.2 million, adjusted to exclude a charge related to the termination of executive compensation agreements. The acquisition is expected to be marginally accretive in 2003 for FMC Technologies.

Under the terms of the acquisition agreement, FMC Technologies will buy the remaining 45 percent of CDS Engineering and associated assets in 2009 for slightly less than 6.5 times the average of 2007 and 2008 EBITDA.

CDS Engineering will be part of FMC Technologies’ Houston-based Energy Production Systems business and will continue to be headquartered in the Netherlands. CDS Engineering also has offices in Sandvika, Norway; Perth, Australia; and Houston.

As required by the U.S. Securities and Exchange Commission Regulation G, the following presents a reconciliation of projected 2003 net income of CDS Engineering and associated assets based on accounting principles generally accepted in the United States (“GAAP”) to the non-GAAP financial measures of projected 2003 EBITDA and projected 2003 EBITDA adjusted to exclude a charge related to the termination of executive compensation agreements:

CDS Engineering and associated assets
(In millions)	2003 Forecast (1)
Projected net income (GAAP basis)	$4.1
Adjustment to exclude interest, taxes, depreciation and amortization	(0.1)

Projected EBITDA (a non-GAAP measure)	4.0
Add: Charge related to termination of executive compensation agreements prior to acquisition	6.2

Projected EBITDA adjusted to exclude a charge related to termination of executive compensation agreements (a non-GAAP measure)	$10.2

(1)	Amounts do not reflect purchase accounting adjustments.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,500 people and operates 32 manufacturing facilities in 15 countries.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Technologies’ 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Technologies does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC Technologies, Inc. will conduct a conference call at 10:00 a.m. (Eastern Daylight Time) on Tuesday, August 26 to discuss the transaction. The event will be available at www.fmctechnologies.com. The dial-in telephone number for the call is (U.S./Canada) 877/307-5429 or (Local/International) 706/679-0814. Please call 10 to 15 minutes before the scheduled start of the teleconference. No pass code is required. A replay of the call also will be available after the event at the same website address.